UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Compass Minerals International, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Compass Minerals International, Inc.
2013 Annual Meeting of Stockholders to be held on May 8, 2013

Supplemental Information Regarding Proposal 3-Non-Binding Vote on Executive Compensation

The following information supplements the information contained in the Proxy Statement filed by Compass Minerals International, Inc. (“we” “our,” or the “Company”) in connection with the Annual Meeting of Stockholders to be held on May 8, 2013 (the “2013 Annual Meeting”).

April 29, 2013
Dear Fellow Stockholders:

We are asking for your support at our 2013 Annual Meeting of Stockholders on May 8, 2013 by casting your vote FOR Proposal 3, our non-binding advisory vote on executive compensation, or “Say on Pay” proposal.  This proposal is described in detail beginning on page 27 of our proxy statement.

For the past two years, our stockholders have strongly supported the Company’s Say on Pay proposals covering 2011 and 2010 compensation, with an average vote in favor of 98.75% of the votes cast.  Our Board of Directors and Compensation Committee continued substantially the same compensation program in 2012, following the same disciplined application of business judgment, as detailed in our proxy statement and other recent Securities Exchange Commission (“SEC”) filings.  Glass Lewis & Co recently released recommendations for a vote in favor of our director nominees and each of our other proposals, including the Company’s Say on Pay proposal 3.    Despite recommending a vote in favor of our executive compensation programs in prior years, ISS Proxy Advisory Services (“ISS”) recommended a vote against our Say on Pay proposal this year based on its interpretation of terms of payment and other compensation related to the December 2012 retirement of our former chief executive officer.

In December 2012, we had a significant management change when Angelo Brisimitzakis, who became CEO in 2006, retired and we hired a new CEO, Fran Malecha, who started with us in January 2013.  The Company entered into a negotiated Retirement Agreement with Dr. Brisimitzakis that provided a one-time package of compensation (including the $1.6 million to be paid this year in 2013, accelerated vesting of restricted stock units and stock options, and normal vesting of performance stock units, among others). In return, we received from a talented and relatively young CEO a renewal of a 2 year non-competition agreement, a 2 year non-solicitation agreement, a confidentiality agreement, and a release and waiver, among other standard provisions.  In addition, Dr. Brisimitzakis has undertaken continuing cooperation on pending matters without additional compensation.  The Retirement Agreement can be found as an exhibit to the Company’s Current Report on Form 8-K dated October 1, 2012, and is summarized in the proxy statement on page 33.

The one-time financial arrangement with our retiring CEO forms the basis of the negative ISS recommendation for Proposal 3, and on behalf of the Board of Directors, I would like to ensure you understand the broader facts before making your final decision on this Proposal.

__________________________

The ISS report states that a vote against the Say on Pay proposal is warranted given the retiring CEO received a time-based equity award in 2012 and a special $1.6 million retirement payment in connection with his Retirement Agreement in a year of declining operational results. ISS argues that these payments are not performance-based and also lack retentive value.

The Board of Directors and the Compensation Committee acknowledge that Dr. Brisimitzakis made significant contributions to the Company during his 6 ½ year tenure.  The Retirement Agreement recognizes that significant growth occurred as a result of increased revenues and profitability in our existing businesses during his tenure, and the Compensation Committee believes that the retirement payments were reasonable in light of this increased performance, among other reasons described below.  The public markets similarly recognized the increased value created by the Company under the retiring CEO’s tenure, since the Company’s market capitalization increased from less than $1 billion to more than $2.5 billion when he retired in December 2012.

No additional equity awards were made in conjunction with the retirement. ISS states that the “retiring CEO received a large time-based equity award in 2012”.  However, the 2012 equity awards to the retiring CEO were granted as part of the Company’s typical compensation schedule for all named executives in March 2012, well before a retirement decision had been made. Without the accounting adjustments related to the Retirement Agreement as described below, the value of the equity awards made in March 2012 to Dr. Brisimitzakis were virtually unchanged from the value of the equity awards made to him in 2011.  The Retirement Agreement addressed the vesting of those existing equity awards, and accelerated vesting of the unvested restricted stock units and stock options on the retirement date. Dr. Brisimitzakis’ existing performance stock units were modified to allow the award to vest as if he were still employed through the date of distribution for any outstanding PSU awards. As described in Footnote 6 to the 2012 Summary Compensation table on pages 51-52 of the proxy statement, under ASC Topic 719, the option, RSU and PSU awards were considered modified for accounting purposes and the incremental fair value of Dr. Brisimitzakis’ awards for multiple years are included in the table on the line for 2012 in the amounts shown:  $164,053 for options; $791,511 for RSUs; and $271,830 for PSUs.    Thus, the apparent increase appearing in the Summary Compensation Table was due to accounting for the accelerated vesting, not an increase in grant value of equity awards. The Board and Compensation Committee believe that the treatment of previously granted equity to the CEO is fair and reasonable in this situation.

The Company received valuable and important benefits from the Retirement Agreement.   The Company received and continues to receive valuable benefits under the Retirement Agreement, which include retaining Dr. Brisimitzakis’s services and loyalty by renewal of a 2 year non-competition agreement, a 2 year non-solicitation agreement, a confidentiality agreement, a release and waiver, among other standard provisions.  In addition, Dr. Brisimitzakis undertook to continue cooperation on pending matters without additional compensation.  The Board and Compensation Committee believe that the compensation provided to the departing CEO is fair and reasonable based on the benefits the Company receives.  The decision to provide the compensation was made by our fully independent compensation committee, which had access to independent advisors, and was unanimously approved by our full Board of Directors.

Our results in 2012 demonstrated strength and resilience in the face of both ordinary and extraordinary weather challenges, which include continuing recovery from the Goderich tornado. ISS ties its negative recommendation to the Company’s “declining operational results”.  However, the concept of performance and CEO pay should be considered in the context of our specific business, a portion of which is closely tied to weather and demand for deicing salt, which comprises approximately 50% of the Company’s revenues.

In 2012, Compass Minerals’ earnings were solid, but were under pressure as a result of some unusual weather-related effects, including on-going effects from both the 2011 tornado at its Goderich, Ontario salt mine and evaporation plant and unusually wet weather at the Company’s solar evaporation ponds at the Great Salt Lake, Utah in 2011.  In addition, mild winter weather persisted in both the first and fourth quarters of 2012 lowering sales of deicing products.  Despite these events, our profitable results demonstrated strength and resilience, while positioning us for improving performance going forward.

Generally, payments to a retiring CEO are not intended to be “retentive.”  ISS’ conclusory reference to the retirement payments lacking “retentive value” do not seem to have a place in this circumstance.  Payments made under a Retirement Agreement are generally not intended to be “retentive,” although that is often a factor in our overall compensation planning for continuing executives and employees.  For retiring executives as in this case, a different form of retention value applies, and as described above, we retained Dr. Brisimitzakis’ services and loyalty by renewing various agreements under the Retirement Agreement.

Summary and Conclusion

Overall, our general compensation structure for executive officers is targeted to stand near median levels for peer companies to provide competitive compensation to attract and retain executive talent.  For the past two years, our stockholders have strongly supported the Company’s Say on Pay proposals covering 2011 and 2010 compensation, with an average vote in favor of 98.75% of the votes cast, and the design of our 2012 compensation program that you are asked to approve at the 2013 Annual Meeting is substantially similar.  The majority of the total direct compensation for our named executive officers is performance-based and paid as progress is made toward corporate objectives and as stockholder value is created.

As discussed in this letter, the Board and Compensation Committee request that you please consider these factors when making your decision:

•
The Company receives important continuing benefits from the Retirement Agreement which include retaining Dr. Brisimitzakis’s services and loyalty by  renewing a 2 year non-competition agreement, a 2 year non-solicitation agreement, a confidentiality agreement, a release and waiver, among other standard provisions, all from a relatively young and talented CEO who added significant value to the Company during his 6-1/2 year tenure.

•	In addition, Dr. Brisimitzakis has undertaken continuing cooperation on pending matters, as required by the Retirement Agreement, without additional compensation.
•	No additional equity awards were made in conjunction with the retirement.
•
Considering our specific business and that approximately 50% of our revenues are based on demand for deicing salt, our profitable results in 2012 demonstrated strength and resilience in the face of both ordinary and extraordinary weather challenges, which include continuing recovery from the Goderich tornado.

•	Glass Lewis recommended a vote in favor of our executive compensation program for 2012.

The Board urges you to vote FOR Proposal 3 approving the Company’s executive compensation known as the “Say on Pay” proposal.

Even if you have already voted, you can change your vote at any time before the 2013 Annual Meeting as described in more detail in our Proxy Statement. If you have any questions or require assistance in voting your shares or changing your vote, please contact our proxy solicitation agent, Morrow & Co., LLC, toll free at 1-800-662-5200.

Sincerely,

/s/ Bradley J. Bell
Bradley J. Bell
Chair, Compensation Committee
Board of Directors